EXHIBIT 10.97

MANAGEMENT INCENTIVE PLAN

(2007)

The purpose of the Management Incentive Plan (the “Plan”) is to provide management with incentives for the successful execution of both short- and long-term plans that:

1.	Provide significant revenue growth,

2.	Maintain and increase the profitability of Charles & Colvard, Ltd. (the “Corporation”),

3.	Increase the public market valuation of the Corporation, and

4.	Develop the human, fiscal, and physical capacity to enable the Corporation to accelerate and maintain growth into the indefinite future.

The Board of Directors of the Corporation (“Board”) recognizes that there are currently four senior management positions that will play important roles in achieving the stated goals. The Board has established specific goals for 2007 net sales, and net income, and has set strategic objectives for the Corporation. The Board has tasked these senior managers with the responsibility and accountability for meeting both the annual goals and the strategic objectives.

As tangible incentives to the senior managers, the Board has determined that a short-term incentive consisting of an annual cash bonus and a long-term incentive consisting of restricted stock awards should be offered to the indicated senior managers for attaining the defined goals.

Upon the completion of the annual audit by the Corporation’s outside accountants, each of the identified senior managers shall be eligible to receive cash bonuses and restricted stock awards as defined in this Plan. Earning of the restricted stock awards will be subject to the senior manager’s continuing service to the Corporation as an employee for a minimum of three years following the date of grant of the restricted stock, and as further defined in the documents that accompany the restricted stock awards. The restricted stock awards are intended to be a reward for the continuing achievement and success of the Corporation due to the senior manager’s service and contributions. The base number of shares of the Corporation’s common stock which may be earned through a restricted stock awarded will be determined based on the closing price of the Corporation’s common stock on December 31, 2006 (as adjusted for any stock splits or dividends prior to the issuance of a restricted stock award) and the restriction shall terminate on the third anniversary of the award date. Unless the Committee determines otherwise, if the senior manager terminates employment, prior to the third anniversary of the restricted stock award, the stock award shall be forfeited and the senior manager shall have no right to the shares subject to the restricted stock award.

The individuals and titles of the individuals currently eligible for inclusion in the Plan are:

Name	Title
Robert S. Thomas	CEO
James Braun	CFO & Vice President
Dennis Reed	Executive Vice President and Chief Marketing Officer
Steven Abate	Lead Director of Manufacturing

The Committee, in its discretion, may determine that other senior managers of the Corporation may also be eligible to participate in the Plan. Participation in the Plan in any one year does not guarantee the right to participate in any other year.

I. Short-Term Incentive Opportunity

The short-term incentive portion of the Plan shall provide each eligible senior manager with the opportunity to earn up to 40% of their total 2007 salary (excluding bonuses) for achieving goals for three separate components of the Corporation’s approved plans as approved by the Board. The maximum opportunity of 40% shall be prorated among the approved goals for: (i) Key Objectives – 20%; (ii) Net Sales – 60%; and (iii) Net Income – 20% as shown on Table A below:

Table A - Short Term Incentive Opportunities

Senior Manager A – Short-term Incentive Opportunity
Base Salary	$200,000
STI (%)	40%
STI ($)	$80,000
Short-term Incentive Weighting
Key Objectives	20%	$16,000
Net Sales	60%	$48,000
Net Income	20%	$16,000
	100%	$80,000

Based upon management’s recommendation, the Committee has approved specific Key Objectives for each senior manager with an appropriate weighting. The portion of the short-term incentive determined by the “Key Objectives” criteria shall be awarded based upon management’s recommendations, and the Committee’s determination, as to the success of the senior manager in achieving the specific key objectives for that senior manager during 2007. An example is provided below:

Table B – Short-Term Incentive for Attaining Key Objectives

Award Opportunity
Base Salary	$200,000
Total Award Opportunity at Target (%)	40%
Total Award Opportunity at Target ($)	$80,000

Key Objectives as a % of Award	20%
Key Objectives at Target ($)	$16,000

Calculation of Key Objectives
Goals	Approved Weighting	Gate = 50%	Target = 100%	Performance Achieved	Payout
Individual Goal #1	50%	A $4,000	B $8,000	“A”	$4,000
Individual Goal #1	30%	A $2,400	B $4,800	Above “B”	$4,800
Individual Goal #1	20%	A $1,600	B $3,200	Between “A” and “B”	$2,400

Totals	100%	$8,000 50%	$16,000 100%		$11,200 70%

No short-term incentive for the Net Sales component shall be paid unless the Corporation attains 80% of the approved Net Sales goal. Upon reaching 80% of the approved goal, the portion of the short-term incentive earned from “Net Sales” shall be determined as provided below:

Table C – Short-Term Incentive for Attaining Net Sales Goal

Goal Achieved (% of Net Sales)	Percent of Maximum Payment	Incentive Dollars Earned
80%	25%	$12,000
81%	28.75%	$13,800
82%	32.50%	$15,600
83%	36.25%	$17,400
84%	40.00%	$19,200
85%	43.75%	$21,000
86%	47.50%	$22,800
87%	51.25%	$24,600
88%	55.00%	$26,400
89%	58.75%	$28,200
90%	62.5%	$30,000
91%	66.25%	$31,800
92%	70.00%	$33,600
93%	73.75%	$35,400
94%	77.50%	$37,200
95%	81.25%	$39,000
96%	85.00%	$40,800
97%	88.75%	$42,600
98%	92.50%	$44,400
99%	96.25%	$46,200
100%	100.00%	$48,000

No short-term incentive shall be paid for the Net Income component unless the Corporation attains 80% of the approved Net Income goal. Upon reaching 80% of the approved goal, the portion of the short term incentive from Net Income shall be determined as provided below. Net Income will include an accrual for both the total cash bonus under the Plan and an accrual for the current year portion, if any, of compensation expense relating to the restricted stock awards.

Table D – Short-Term Incentive for Attaining Net Income Goal

Goal Achieved (% of Net Income)	Percent of Maximum Payment	Incentive Dollars Earned
80%	25%	$4,000
81%	28.75%	$4,600
82%	32.50%	$5,200
83%	36.25%	$5,800
84%	40.00%	$6,400
85%	43.75%	$7,000
86%	47.50%	$7,600
87%	51.25%	$8,200
88%	55.00%	$8,800
89%	58.75%	$9,400
90%	62.5%	$10,000
91%	66.25%	$10,600
92%	70.00%	$11,200
93%	73.75%	$11,800
94%	77.50%	$12,400
95%	81.25%	$13,000
96%	85.00%	$13,600
97%	88.75%	$14,200
98%	92.50%	$14,800
99%	96.25%	$15,400
100%	100.00%	$16,000

In the event the Net Income goal is exceeded, the total dollar value of the short-term incentive award will be calculated, and the total short-term incentive payment shall be modified to increase the total amount of the award up to a maximum of 200% as set out on Table E below:

Table E - Calculation of Short Term Incentive and Application of Modifier for Exceeding the Goal

% of Net Income Goal Achieved	Modifier applied to STI dollar value
101%	101.00%
102%	102.00%
103%	103.00%
104%	104.00%
105%	105.00%
106%	106.00%
107%	107.00%
108%	108.00%
109%	109.00%
>110%	110.00%
>115%	121.25%
>120%	132.50%
>125%	143.75%
>130%	155.00%
>135%	166.25%
>140%	177.50%
>145%	188.75%
>150%	200.00%

Amount Earned
Key Objectives	$11,200
Net Sales	$44,400
Net Income	$16,000

$71,600
Net Income Modifier
Net Income at 108% of Goal	108%

$77,328

II. Long-Term Incentive Opportunity

As additional incentive and motivation, and to provide for stability and continuity of service among the senior leadership of the Corporation, the Board hereby establishes a long-term incentive opportunity for the indicated senior managers of the Corporation to earn restricted stock awards. The restricted stock awards shall be awarded based on the Corporation’s attainment of its Net Income goal for 2007. The base number of restricted shares available to each senior manager shall be determined based on 75% of the senior manager’s 2007 total salary (excluding any bonuses otherwise earned) divided by the closing price of the Corporation’s common stock on December 31, 2006 (as adjusted for any stock splits or dividends prior to the issuance of a restricted stock award). Table F below provides an example of the base number of restricted shares available to each senior manager in the long-term incentive portion of the Plan.

Table F – Example of Calculation of Restricted Stock

Long-term Incentive Opportunity
Senior Manager’s Total 2007 Salary	$200,000
LTI (%)	75%
LTI ($)	$150,000
12/30/05 Stock Price (example only)	$25.00
# Restricted Shares available	6,000
Long-term Incentive Weighting
Net Income	100%

Based on the actual Net Income of the Corporation for 2007, the Corporation will make a restricted stock award to each senior manager with the base number of restricted shares modified as set out in Table G below.

Table G – Determination of the Number of Restricted Shares to be Awarded

Percent of Goal Achieved	% of LTI Value to be Awarded	Percent of Goal Achieved	% of LTI Value to be Awarded
80%	50.0%	101%	105.0%
81%	52.5%	102%	110.0%
82%	55.0%	103%	115.0%
83%	57.5%	104%	120.0%
84%	60.0%	105%	125.0%
85%	62.5%	106%	130.0%
86%	65.0%	107%	135.0%
87%	67.5%	108%	140.0%
88%	70.0%	109%	145.0%
89%	72.5%	110%	150.0%
90%	75.0%	111%	155.0%
91%	77.5%	112%	160.0%
92%	80.0%	113%	165.0%
93%	82.5%	114%	170.0%
94%	85.0%	115%	175.0%
95%	87.5%	116%	180.0%
96%	90.0%	117%	185.0%
97%	92.5%	118%	190.0%
98%	95.0%	119%	195.0%
99%	97.5%	120%	200.0%
100%	100.0%

Examples of Percent of Goal Accomplished
Net Income	79%	80%	108%
Long-term Incentive Opportunity
Number of Restricted Shares at Net Income Goal	6,000	6,000	6,000
Percentage Earned	0	50%	140%
LTI (#)	0	3,000	8,400

Each award shall require the senior manager to remain in service to the Corporation as a senior manager, consultant or Director for three full years from the date of the award. Unless the Committee determines otherwise, upon termination of employment prior to the third anniversary of the restricted stock award, the stock award will be forfeited and the senior manager shall have no right to the shares subject to the restricted stock award.

III. Terms and Conditions of the Plan

Unless otherwise stated, the following terms and conditions apply to any incentives awarded under the Plan:

A. Administration of the Plan

1. The Plan shall be administered by the Board or, upon its delegation, by the Committee. For the purposes of the Plan, the term “Committee” shall, unless otherwise required by applicable law, refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee.

2. In addition to action by meeting in accordance with applicable law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (a) to determine all matters relating to any awards under the Plan, including selection of individuals to be granted awards, the types of awards, the number of shares of Common Stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award; (b) to prescribe the form or forms of any agreements, if any, evidencing any awards granted under the Plan; (c) to establish, amend and rescind rules and regulations for the administration of the Plan; and (d) to construe and interpret the Plan and any agreements evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. In addition, except to the extent otherwise required under Internal Revenue Code (“Code”) Section 409A, related regulations or other guidance, the Committee shall have authority, in its sole discretion, to accelerate the date that any award that was not otherwise exercisable or vested shall become exercisable or vested in whole or in part without any obligation to accelerate such date with respect to any other awards granted to any recipient. In addition, the Committee shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

B. Board Authority to Reduce or Eliminate Awards

The Committee shall have full authority to reduce or eliminate all awards hereunder. Unless the Committee determines otherwise, a participant who terminates employment for any reason prior to the completion of the time period on which an award is based or vesting period applicable to the award shall not be eligible for the award.

C. Source of Restricted Stock Awards

Provided sufficient shares remain for issuance, any restricted stock awards made under the Plan shall be issued under and pursuant to the 1997 Omnibus Stock Plan of Charles & Colvard, Ltd. as amended, or any subsequent incentive stock plan approved by the Corporation and its shareholders (collectively the “Omnibus Plan”). With respect to any restricted stock awards made under the Plan, all terms, conditions, and requirements of such Omnibus Plan are incorporated into the Plan by reference. For any restricted stock awards, to the extent that there is a contradiction between the Plan and the Omnibus Plan or an ambiguity as to the provisions of the Plan, the terms of such Omnibus Plan shall control. All shares issued under the Plan shall are to be drawn from the shares reserved under such Omnibus Plan for issuance of awards.

D. Compliance with Code Section 409A

1. Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Corporation that the Plan and all such awards shall comply with Code Section 409A, related regulations or other guidance, and the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or cash distributable pursuant to the Plan in a manner that would cause Code Section 409A to apply shall not be permitted. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A, related regulations or other guidance require that any special terms, provisions or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or award, as applicable. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A or any related regulations or other guidance, then neither the Corporation, the Board nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

2. Without limiting the effect of Section D.1., herein, except to the extent otherwise required or permitted under Code Section 409A, related regulations or other guidance, distributions of benefits pursuant to awards under the Plan must be made no later than the later of (a) the date that is 2-1/2 months from the end of the employee’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; or (b) the date that is 2-1/2 months from the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

E. Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States.

F. Amendment and Termination of the Plan

1. The Plan and any award may be amended or terminated at any time by the Board or the Committee. No action to amend or terminate the Plan or an award shall permit the acceleration of the time or schedule or any payment of amounts deemed to involve the deferral of compensation under Code Section 409A, except as may be otherwise permitted under Section 409A, related regulations or other guidance.

2. Without limiting the effect of Section F.1., herein, the Board shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, federal securities laws or related regulations or other guidance).

G. No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Corporation or a related corporation to continue the employment or service of an employee, nor shall any such individual be required to remain in the employment or service of the Corporation or a related corporation. Except as otherwise provided in the Plan (or Omnibus Plan, if applicable), all rights of a participant with respect to any award shall terminate upon the participant’s termination of employment or service with the corporation.

H. Compliance with Laws

The Board may impose such restrictions on any shares or other payments or awards hereunder as it may deem advisable, including without limitation restrictions under the Securities Act of 1933, as amended (the “Securities Act”), under the requirements of any stock exchange or similar organization and under any blue sky, state or foreign securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

I. Unfunded Plan; No Effect on Other Plans

1. The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by awards under the Plan. The Plan shall not establish any fiduciary relationship between the Corporation and any employee or other person. Neither an employee nor any other person shall, by reason of the

Plan, acquire any right in or title to any assets, funds or property of the Corporation or any related corporation, including, without limitation, any specific funds, assets or other property that the Corporation or any related corporation, in their discretion, may set aside in anticipation of a liability under the Plan. A participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any related corporation. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

2. The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Board or Committee.

3. The adoption of the Plan shall not affect any other compensation plans in effect for the Corporation or any related corporation, nor shall the Plan preclude the Corporation from establishing any other forms of compensation for employees or service providers of the Corporation or any related corporation.

J.	Withholding; Tax Matters

1. The Corporation shall withhold, or shall require the participant to pay the Corporation in cash, the amount of any local, state, federal, foreign or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the participant.

2. The Corporation makes no warranties or representations with respect to the tax consequences (including but not limited to, income tax consequences) related to the transactions contemplated by this Plan. A participant should consult with his or her own attorney, accountant, and/or tax advisor regarding the decision to participate in the Plan and the consequences thereof. The Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any participant.